Exhibit 5.1

Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF “WII MERGER CORPORATION”, FILED IN THIS OFFICE ON THE FOURTH DAY OF DECEMBER, A.D. 2006, AT 5:31 O’ CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

/s/ Harriet Smith Windsor
Harriet Smith Windsor, Secretary of State

4259508 8100 061104862	AUTHENTICATION: DATE:	5246001 12-05-06

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:31 PM 12/04/2006
FILED 05:31 PM 12/04/2006
SRV 061104862 - 4259508 FILE

CERTIFICATE OF INCORPORATION

OF

WII MERGER CORPORATION

ARTICLE ONE

The name of the corporation is WII Merger Corporation.

ARTICLE TWO

The address of the corporation’s registered office in the State of Delaware is 160 Greentree Drive, Suite 101, in the City of Dover, County of Kent, 19904.  The name of its registered agent at such address is National Registered Agents, Inc.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOUR

The total number of shares of stock which the corporation has authority to issue is 100 shares of Common Stock, with a par value of $.01 per share.

ARTICLE FIVE

The name and mailing address of the sole incorporator are as follows:

Teresa M. Koziara
200 East Randolph Drive
Suite 5400
Chicago, Illinois 60601

ARTICLE SIX

The corporation is to have perpetual existence.

ARTICLE SEVEN

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the corporation is expressly authorized to make, alter or repeal the by-laws of the corporation.

ARTICLE EIGHT

Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the corporation may provide. The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. Election of directors need not be by written ballot unless the by-laws of the corporation so provide.

ARTICLE NINE

To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this ARTICLE NINE shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

ARTICLE TEN

The corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

ARTICLE ELEVEN

The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

I,THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose offorming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this ismyact and deed and the facts stated herein are true, and accordingly have hereunto set my hand on the 4th day of December, 2006.

/s/ Teresa Koziara
Teresa Koziara, Sole Incorporator